Exhibit 99.1

                  Dayton Superior Reports First Quarter Results



    DAYTON, Ohio--(BUSINESS WIRE)--May 23, 2005--Dayton Superior Corporation reported today that sales for the first quarter of 2005 totaled $85.8 million, down from first quarter 2004 sales of $89.1 million. Product sales were $71.1 million for the first quarter of 2005, down from $75.3 million in the first quarter of 2004. Product sales volume decreased due to inclement weather in most parts of the country and fewer shipping days. Previously announced 2004 price increases offset most of the volume decrease. Rental revenue of $10.1 million in the first quarter of 2005 increased from $9.4 million in the first quarter of 2004 as a result of improving rental rates and improved volume from better positioning of its rental equipment fleet. Sales of used rental equipment increased modestly to $4.6 million in the first quarter of 2005 from $4.4 million in the first quarter of 2004.
    Gross profit on product sales for the first quarter of 2005 was $15.9 million, or 22.4% of sales, a decrease of $0.6 million from $16.5 million, or 21.9% of sales, in the first quarter of 2004. The decrease in gross profit dollars was a result of the unit volume decline, but the gross profit percent of sales improved as a result of sales price increases more than offsetting increased material costs, which were primarily driven by steel prices.
    Gross profit on rental revenue for the first quarter of 2005 was $1.6 million, a 27% increase from $1.3 million in the first quarter of 2004. Depreciation on rental equipment for the first quarter of 2005 was $5.1 million, a slight increase from $4.9 million in the first quarter of 2004. Gross profit before depreciation was $6.8 million, or 66.9% of revenue, an increase of $0.6 million from $6.2 million, or 65.9% of revenue. The increase in gross profit dollars was a result of the increased rental revenue discussed above.
    Gross profit on sales of used rental equipment for the first quarter of 2005 was $3.3 million, or 73.2% of sales, compared to $2.9 million, or 65.3% of sales, in the first quarter of 2004. This was primarily a result of taking advantage of strategic opportunities to sell used fleet. Gross margin percentages fluctuate based on the mix and age of rental equipment sold and remained within historical ranges.
    Selling, general and administrative expenses increased $0.3 million to $23.0 million in the first quarter of 2005 from $22.7 million in the first quarter of 2004. The increase was due to non-recurring severance expenses of $1.0 million and was mostly offset by cost controls.
    Interest expense for the first quarter of 2005 increased slightly to $12.1 million in the first quarter of 2005 from $11.9 million in the first quarter of 2004.
    Both pre-tax and net loss were $(14.7) million in the first quarter of 2005, versus $(15.9) million in the first quarter of 2004.
    The increase in the Company's revolving line of credit facility was only $15.2 million in the first quarter of 2005 as compared to $30.6 million in the first quarter of 2004. This was largely the result of an acceleration of the receipts of accounts receivable during the first quarter of 2005.
    Edward J. Puisis, Dayton Superior's Vice President and Chief Financial Officer said, "We are pleased with our start to 2005, which saw improvement in gross profit and income from operations in spite of poor weather which suppressed demand for our products. Particularly, the improved gross profit percent of sales on product sales and increasing rental revenues and rental gross profit are especially encouraging. Additionally, we continue to closely monitor the balance on our revolving line of credit. The first quarter's seasonal borrowings were less than half of last year. Plus, we have reduced our borrowings by over $10 million since quarter end."
    The Company has scheduled a conference call at 11:00 a.m. ET, Tuesday, May 24, 2005 to discuss the first quarter results. The conference call can be accessed by dialing 1-866-259-6033. A replay of the call will be available from 4:00 p.m. ET on Tuesday, May 24, 2005 through 11:59 p.m. ET, on Tuesday, May 31, 2005, by calling 1-888-266-2081 and entering reservation #700339.
    Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt Dayton Superior must service; the effects of weather and the seasonality of the construction industry; Dayton Superior's ability to implement cost savings programs successfully and on a timely basis; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the mix of product sales, rental revenues, and sales of used rental equipment; and favorable market response to price increases. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

    (tables follow)



                      Dayton Superior Corporation
                  Summary Income Statement, Unaudited
                            (in thousands)

                                        For the fiscal quarter ended:
                                        April 1, 2005   April 2, 2004

Product sales                           $      71,089  $       75,291
Rental revenue                                 10,130           9,429
Used rental equipment sales                     4,563           4,397
                                        -------------- ---------------
  Net Sales                                    85,782          89,117
                                        -------------- ---------------

Product cost of sales                          55,149          58,834
Rental cost of sales                            8,501           8,149
Used rental equipment cost of sales             1,223           1,527
                                        -------------- ---------------
  Cost of Sales                                64,873          68,510
                                        -------------- ---------------

Product gross profit                           15,940          16,457
Rental gross profit                             1,629           1,280
Used rental equipment gross profit              3,340           2,870
                                        -------------- ---------------
  Gross Profit                                 20,909          20,607

Rental gross profit without depreciation        6,775           6,216

Product gross profit %                           22.4%           21.9%
Rental gross profit %                            16.1%           13.6%
Used rental equipment gross profit %             73.2%           65.3%
  Gross Profit %                                 24.4%           23.1%

Rental gross profit %    without
 depreciation                                    66.9%           65.9%

Selling, General & Administrative              23,014          22,666
Selling, General & Administrative %              26.8%           25.4%
Facility Closing and Severance Expenses           250             472
Loss on Disposals of Property, Plant,
 and Equipment                                     61              59
Amortization of Intangibles                       142             248
                                        -------------- ---------------
Operating Income (Loss)                        (2,558)         (2,838)
Operating Income %                              (3.0)%          (3.2)%

Interest Expense                               12,141          11,893
Loss on early extinguishment of long-
 term debt                                          0             842
Other  (Income) Expense                           (10)            295
                                        -------------- ---------------
Loss Before Income Taxes                      (14,689)        (15,868)
Pretax Margin                                  (17.1)%         (17.8)%

Provision (Benefit) for Income Taxes                -               -
                                        -------------- ---------------

Net Loss                                $     (14,689) $      (15,868)
                                        ============== ===============
Rental depreciation                     $       5,146  $        4,936
Other depreciation and amortization             2,305           2,172
                                        -------------- ---------------
Total depreciation and amortization     $       7,451  $        7,108
                                        ============== ===============


                      Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)

                                                     As of:
                                                          December 31,
                                           April 1, 2005      2004
Summary Balance Sheet:
Cash                                       $          -  $      4,504
Accounts Receivable, Net                         69,568        68,031
Inventories                                      65,471        59,389
Other Current Assets                             13,291        14,222
                                           ------------- -------------
Total Current Assets                            148,330       146,146

Rental Equipment, Net                            68,468        69,662
Property & Equipment, Net                        58,853        59,458
Goodwill & Other Assets                          97,916       118,872
                                           ------------- -------------
Total Assets                               $    393,021  $    394,138
                                           ============= =============

Current Portion of Long-Term Debt          $      2,490  $      2,455
Accounts Payable                                 20,815        21,086
Other Current Liabilities                        25,295        27,322
                                           ------------- -------------
Total Current Liabilities                        48,600        50,863

Revolving Credit Facility                        73,975        58,800
Other Long-Term Debt                            316,813       316,389
Other Long-Term Liabilities                      23,896        23,616
Shareholders' Deficit                           (70,263)      (55,530)
                                           ------------- -------------
Total Liabilities &
  Shareholders' Deficit                    $    393,021  $    394,138
                                           ============= =============


                      Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)

                                         For the fiscal quarter ended
                                         April 1, 2005  April 2, 2004

Net Loss                                 $     (14,689) $     (15,868)
Non-Cash Adjustments to Net Loss                 5,450          6,607
Changes in Assets and Liabilities               (7,749)       (20,263)
                                         -------------- --------------
Net Cash Used in Operating Activities          (16,988)       (29,524)
                                         -------------- --------------

Property, Plant and Equipment
   Additions, Net                               (1,619)        (1,017)
Rental Equipment Proceeds (Additions),
 Net                                              (612)           500
Acquisition                                          -           (245)
                                         -------------- --------------
Net Cash Used in Investing Activities           (2,321)          (762)
                                         -------------- --------------

Borrowings Under Revolving Credit
 Facility                                       15,175         30,600
Repayments of Long-Term Debt                      (413)          (312)
Financing Costs Incurred                            (3)        (2,199)
Changes in Loans to Shareholders                    55              -
Issuance of Common Shares                           13             12
                                         -------------- --------------
Net Cash Provided By Financing
 Activities                                     14,827         28,101
                                         -------------- --------------

Other, Net                                        (112)           190
                                         -------------- --------------
Net Decrease in Cash                     $      (4,504) $      (1,995)
                                         ============== ==============




    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115